For period ending January 31, 2000
				Exhibit
77D

File number 811-8764


PACE Large Company Value Equity Investments and PACE
Large Growth Equity Investments

At the November 9, 1999 board meeting, the board of trustees approved a change in the market capitalization ranges of companies for investment by these equity portfolios from $2.5 billion or greater to $4.0 billion or greater.

PACE Small/Medium Company Value Equity Investments and PACE Small/Medium Company Growth Equity
Investments

At the November 9, 1999 board meeting, the board of trustees approved a change in the market capitalization ranges of companies for investment by these equity portfolios from $2.5 billion or less to $4.0 billion or less.



				 Exhibit
77Q1

At the September 10, 1999 board meeting, the board of trustees approved a revised Sub-Advisory Agreement with Brandywine
Asset Management, Inc. and a new Sub-Advisory Agreement with Ariel Capital Management, Inc. The form of the Sub-Advisory Agreements for the Registrant was filed with the SEC on December 1, 1999, and is hereby incorporated by reference in response to this sub-item. (Post-Effective Amendment No. 8, Exhibit 4(g) and (h); Accession Number: 0000912057-99-
007910; SEC File Nos. 33-87254 and 811-08764).